FINANCIAL AND COMPLIANCE REPORTS AND

INDEPENDENT AUDITOR’S REPORT

MANSUR WOOD LIVING CENTER, L.P.

DECEMBER 31, 2010 AND 2009

MANSUR WOOD LIVING CENTER, L.P.

TABLE OF CONTENTS

PAGE
INDEPENDENT AUDITORS’ REPORT	3

FINANCIAL STATEMENTS:

BALANCE SHEETS	4-5

STATEMENTS OF INCOME	6

STATEMENTS OF CHANGES IN PARTNERS’ EQUITY	7

STATEMENTS OF CASH FLOWS	8

NOTES TO FINANCIAL STATEMENTS	9-15

SUPPLEMENTAL INFORMATION:

INDEPENDENT AUDITOR’S REPORT ON INFORMATION ACCOMPANYING THE BASIC FINANCIAL STATEMENTS	17

SUPPLEMENTAL SCHEDULE	18

2

INDEPENDENT AUDITOR’S REPORT

To the Partners

MANSUR WOOD LIVING CENTER, L.P.

Bettendorf, Iowa

We have audited the accompanying balance sheets of MANSUR WOOD LIVING CENTER, L.P. as of December 31, 2010 and 2009 and the related statements of operations, changes in partners’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MANSUR WOOD LIVING CENTER, L.P. as of December 31, 2010 and 2009 and the results of its operations, changes in partners’ equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Pailet, Meunier and LeBlanc, L.L.P.

Metairie, Louisiana

April 27, 2011

3

MANSUR WOOD LIVING CENTER, L.P.

BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS

Current Assets

Cash and Equivalents	$68	$352
Accounts Receivable	16,138	36,517
TIF Receivable	37,546	55,565
Prepaid Insurance	15,366	27,793

Total Current Assets	69,118	120,227

Restricted Deposits and Reserves

Tenant Security Deposits	34,784	33,820
Tax and Insurance Escrow	84,499	33,595
Water/Sewer Escrow	56,114	84,000
Replacement Reserve	49,452	47,423

Total Restricted Deposits and Reserves	224,849	198,838

Property and Equipment

Buildings	10,910,416	10,910,416
Furniture & Fixtures	128,966	128,966

	11,039,382	11,039,382
Accumulated Depreciation	(4,365,103)	(3,953,647)
Land	51,500	51,500

Total Property and Equipment	6,725,779	7,137,235

Other Assets

Financing Fees - Net	25,278	30,027

Total Other Assets	25,278	30,027

Total Assets	$7,045,024	$7486,327

See Accountant’s Report and Notes to Financial Statements

4

MANSUR WOOD LIVING CENTER, LP.

BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

	2010	2009
LIABILITIES AND PARTNERS’ EQUITY

Current Liabilities

Accounts Payable	$86,327	$52,587
Accrued Expenses	9,169	2,976
Prepaid Rent	821	821
Tenant Security Deposit	34,516	33,348
Accrued Interest Payable	19,938	20,593
Accrued Real Estate Taxes	120,325	119,735
Current Portion of Long Term Debt	144,168	105,321

Total Current Liabilities	415,264	335,381

Long Term Debt

Mortgage Payable	3,160,631	3,265,951
Less Current Portion Long-Term Debt	(144,168)	(105,321)
Due to Related Parties	459,941	455,941
Due to Developer	445,732	445,732
Reporting Fees Payable	60,000	55,000

Total Long-Term Debt	3,982,136	4,117,303

Total Liabilities	4,397,400	4,452,684

Partners’ Equity

Partners Equity	2,647,624	3,033,643

Total Liabilities and Partners’ Equity	$7,045,024	$7,486,327

See Accountant’s Report and Notes to Financial Statements

5

MANSUR WOOD LIVING CENTER, LP.

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
Revenues

Rent Revenue	$690,865	$669,756
Laundry & Vending	45	1,082
NSF & Late Fee Revenue	5,090	3,317
Security Deposit Forfeitures	-	2,589
Other Revenue	7,962	9,004

Total Revenue	703,962	685,748

Expenses

Administrative	130,188	127,523
Utilities	82,862	81,061
Operating and Maintenance	60,228	45,685
Taxes and Insurance	151,794	73,377
Interest Expense	243,815	251,521
Depreciation & Amortization	416,204	426,078

Total Expenses	1,085,091	1,005,245

Income (Loss) from Rental Operations	(381,129)	(319,497)

Other Income (Expenses)

Interest Income	110	179
Over Accrued Real Estate Taxes	-	43,659
Entity Expense - Reporting Fees	(5,000)	(5,000)

Total Other Income (Expenses)	(4,890)	38,838

Net Income (Loss)	$(386,019)	$(280,659)

See Accountant’s Report and Notes to Financial Statements

6

MANSUR WOOD LIVING CENTER, L.P.

STATEMENTS OF CHANGES IN PARTNERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

Partners’ Equity - January 1,	$3,033,643	$3,314,302

Contributions by Partners	-	-

Net Income (Loss)	(386,019)	(280,659)

Distributions to Partners	-	-

Partners’ Equity - December 31,	$2,647,624	$3,033,643

See Accountant’s Report and Notes to Financial Statements

7

MANSUR WOOD LIVING CENTER, LP.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
Cash flows from operating activities:
Net Income	$(386,019)	$(280,659)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	416,204	426,078
(Increase) decrease in accounts receivable	66,284	(33,698)
(Increase) decrease in prepaid expenses	12,427	(8,496)
Increase (decrease) in accounts payable	33,740	(8,306)
Increase (decrease) in interest payable	(655)	(791)
Net change in tenants’ security deposits held	1,168	(3,906)
Increase (decrease) real estate taxes payable	590	(9,525)
Increase (decrease) in accrued liabilities	6,193	288
Increase (decrease) in prepaid rent	-	637
Total adjustments	535,951	362,281

Net cash provided (used) by operating activities	149,932	81,622

Cash flows from investing activities:
Transfer (to) from operating reserves	(50,903)	(484)
Transfer (to) from replacement reserve	(2,029)	(9,227)
Transfer (to) from security deposit	(964)	1,679

Net cash provided (used) by investing activities	(53,896)	(8,032)

Cash flows from financing activities:
Increase (Payments) Related Party Debts	4,000	41,712
Principal (Payments) on long-term debt	(105,321)	(127,858)
Increase (Payments) reporting fees payable	5,000	5,000

Net cash provided (used) by financing activities	(96,321)	(81,146)

Net increase (decrease) in cash and equivalents	(284)	(7,556)
Cash and equivalents, beginning of year	352	7,908

Cash and equivalents, end of year	$68	$352

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest Expense	$242,886	$252,312

See Accountant’s Report and Notes to Financial Statements

8

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE A - NATURE OF OPERATIONS

MANSUR WOOD LIVING CENTER, L.P. (the Partnership) was organized as a limited partnership under the laws of the State of Illinois formed to acquire, construct, own and operate a rental housing project eligible for low income housing tax credits available under Section 42 of the Internal Revenue Code. The Project consists of 115 rental units located in Carbon Cliff, Illinois. The project began rental operations during calendar year 2000.

The Project is eligible for low-income housing tax credits established under the program described in Section 42 of the Internal Revenue Code. The Partnership’s financing agreement and Section 42 Revenue Code provisions place various restrictions on the operations of the Partnership including rental of units only to households with limited income.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Basis of Accounting

The financial statements of the partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For purposes of statements of cash flows, cash and cash equivalents represent unrestricted cash and certificates of deposit with original maturities of 90 days or less. The carrying amount approximates fair value because of the short period to maturity of the instruments.

The partnership treats all non replacement reserve, escrows and security deposit funds as cash equivalents. Cash on hand, in checking and savings accounts and certificates of deposit are considered cash equivalents.

Tenant Receivable and Bad Debt Policy

Tenant rents are due on the first day of each month of the tenant’s lease. Rents are considered delinquent when they become more than 30 days past due. Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

9

MANSUR WOOD LIVING CENTER, LP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Capitalization and Depreciation

Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations. The rental property is depreciated over estimated service lives as follows:

Buildings & Improvements	27 years	Straight-Line
Other Improvements	15 years	Straight-Line
Furnishings & Equipment	5 years	Straight-Line

The Partnership reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying value of such property may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the real estate to the future net undiscounted cash flow expected to be generated by the rental property including the low income housing tax credits and any estimated proceeds from the eventual disposition of the real estate. If the real estate is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the real estate exceeds the fair value of such property. There were no impairment losses recognized in 2010 or 2009.

The Partnership incurred and capitalized $208,516 of interest and financing fees during the construction period and is depreciating them over 15 years using the straight-line method.

Income Taxes

No provision or benefit for income taxes has been included in this financial statement since taxable income or loss passes through to, and is reportable by, the partners individually. The Partnership is eligible to receive low income tax credits as provided by Section 42 of the Internal Revenue Code.

Concentration of Credit Risk

The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts to date and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Rental Income and Prepaid Rents

Rental income is recognized for apartment rentals as it accrues. Advance receipts of rental income are deferred and classified as liabilities until earned.

10

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE C - ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE D - RESTRICTED DEPOSITS AND ESCROWS

According to the partnership, loan and other regulatory agreements, the Partnership is required to maintain the following escrow deposits and reserves:

Security Deposit Escrow

The tenants’ security deposits are maintained in an interest-bearing savings account separate from the operating account of the Partnership. Withdrawals are restricted to reimbursements of tenants’ security deposits and assessments for damages. The security deposit escrow account was under-funded at December 31, 2010; however, the security deposit escrow account was fully funded at December 31, 2009.

Tax and Insurance Escrow

The Partnership makes monthly payments to escrow funds to accumulate reserves for real estate taxes and insurance. Disbursements in 2010 and 2009 for real estate taxes and insurance totaled $144,168 and $119,911, respectively, while deposits to the escrow account totaled $195,072 and $168,042, respectively. At December 31, 2010 and 2009, the Partnership had no delinquent real estate taxes.

Reserve for Replacements

The Partnership is required by its loan agreement to make monthly deposits to the Reserve for Replacements totaling $17,400 annually. Disbursements from this escrow are restricted to replacement of structural elements or mechanical equipment. Deposits to the reserve for replacements totaled $17,471 and $17,400 during 2010 and 2009, while disbursements from the account totaled $15,443 and $8,283 in 2010 and 2009, respectively.

11

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE E - LONG-TERM DEBT

The notes below are secured by property and equipment of the Partnership at December 31, 2010 and by assignment of all accounts, rents, deposits, or other amounts receivable arising out of the operation of the project.

	2010	2009
Mortgage note payable, original amount of $3,592,000, bearing interest at 7.57% per annum held by Fannie Mae. Monthly principal and interest installments totaling $25,288 are based on a 15-year amortization of the original note balance. The loan matures July 1, 2016	$3,160,631	$3,222,272

Mortgage note payable, original amount of $505,000, bearing interest at 7.30% per annum held by Fannie Mae. Monthly principal and interest installments totaling $6,393 are based on a 10-year amortization of the original note balance. The loan matures July 1, 2010	-	43,679

Total mortgages payable	3,160,631	3,265,951
Less: Current maturities of long term debt	(144,168)	(105,321)

Total long-term portion	$3,016,463	$3,160,630

Estimated principal payments due over the next five years are as follows:

December 31, 2011	$66,473
2012	71,683
2013	77,302
2014	83,362
2015	89,896
and Thereafter	2,771,915

Totals	$3,160,631

12

MANSUR WOOD LIVING CENTER, LP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE F - RELATED PARTY TRANSACTIONS

The developer fees were assigned to a newly admitted General Partner, LVMW, LLC, on April 6, 2005. As of December 31, 2010 and 2009, $445,732 of developer fees remained unpaid.

The partnership agreement provides for the Partnership to pay the Limited Partner an annual reporting management fee of $5,000. Reporting fees of $5,000 were incurred during 2010 and 2009. At December 31, 2010 and 2009, $60,000 and $55,000 was owed for reporting fees, respectively.

The partnership agreement provides for the Partnership to pay to the General Partner an annual incentive management fee equal to 70% of available cash flow. No such fee was earned in 2010 and 2009.

The General Partner is required under the Partnership Agreement to provide funds for any development or operating deficits. Funds have been advanced to the Partnership by the General Partner, including advances made pursuant to such obligation. The advances are non-interest bearing, unsecured and due on demand. Outstanding advances by the General Partner under these terms totaled $113,546 and $113,546, as of December 31, 2010 and 2009, respectively.

The Limited Partner advanced funds to the Partnership to fund operating deficits. Outstanding advances payable to the Limited Partner at December 31, 2010 and 2009, totaled $278,133 and $278,133, respectively.

NOTE G - PARTNERS AND PARTNERSHIP INTEREST

The Partnership has one General Partner, LVMW, LLC, which has a 1% interest, one Special Limited Partner, WNC Housing, L.P., which has .01% interest and one Investor Limited Partner, WNC Housing Tax Credit Fund VI, L.P., Series 5, which holds a 98.99% interest.

NOTE H - PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

Generally, profits and losses are allocated 1% to the General Partner, and 99% to the Limited Partners. Cash flow, as defined by the Partnership Agreement, is generally distributable 1% to the General Partner and 99% to the Limited Partners. Profits and losses arising from the sale, refinancing or other disposition of all or substantially all of the Partnership’s assets will be specially allocated based on the respective Partners’ capital account balances, as prioritized in the Partnership Agreement. Additionally, the Partnership Agreement provides for other instances in which a special allocation of profits and losses and distributions may be required.

13

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE I - TIF RECEIVABLE AND REAL ESTATE TAXES

Pursuant to a Redevelopment Agreement, dated November 2, 1998, between the Partnership and the Village of Carbon Cliff, Rock Island County, Illinois (the “Village”), the Partnership will be reimbursed 80% of the incremental (as defined) real estate taxes paid to the Village. Real estate taxes remitted to the Village of Carbon Cliff during the years ended December 31, 2010 and 2009 totaled $117,826 and $19,148, respectively.

At December 31, 2010 and 2009, the Partnership was owed $37,546 and $55,565, respectively, by the Village of Carbon Cliff under the terms of this Redevelopment Agreement.

NOTE J - PROPERTY PURCHASE OPTION

According to the Partnership Agreement, the General Partner has an option to purchase partnership property at the end of the low-income housing tax credit compliance period at a price which would facilitate the purchase while protecting the Partnership’s tax benefits from the Project. Such option is based on the General Partner or sponsor maintaining the low-income occupancy of the Project and is in a form satisfactory to legal and accounting counsel.

NOTE K - LOW INCOME HOUSING TAX CREDITS

The following Housing Tax Credits are allocable to the Company during the Credit Period:

Year	Housing Tax Credits
2000	$426,585
2001	895,596
2002	904,461
2003	904,461
2004	904,461
2005	904,461
2006	904,461
2007	904,461
2008	904,461
2009	904,461
2010	477,877
2011	8,866
TOTAL	$9,044,612

14

MANSUR WOOD LIVING CENTER, LP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE L - SUBSEQUENT EVENTS

FASB Accounting Standards Codification Topic 855, “Subsequent Events” addresses events which occur after the balance sheet date but before the issuance of financial statements. An entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that existed after the balance sheet date. Additionally, Topic 855 requires disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued or were available to be issued. Management evaluated the activity of MANSUR WOOD LIVING CENTER, L.P. through April 27, 2011, the date the financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.

15

SUPPLEMENTAL INFORMATION

16

INDEPENDENT AUDITORS’ REPORT ON INFORMATION

ACCOMPANYING THE BASIC FINANCIAL STATEMENTS

To the Partners

MANSUR WOOD LIVING CENTER, L.P.

Our audit of the 2010 financial statements presented in the preceding section of this report was for the purpose of forming an opinion on such financial statements taken as a whole. The accompanying information shown on the following pages is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2010 basic financial statements taken as a whole.

/s/ Pailet, Meunier and LeBlanc, L.L.P.

Metairie, Louisiana

April 27, 2011

17

MANSUR WOOD LIVING CENTER, LP.

SUPPLEMENTAL SCHEDULES

DECEMBER 31, 2010 AND 2009

A.	SCHEDULES OF OPERATING AND MAINTENANCE, UTILITIES, ADMINISTRATIVE, TAXES AND INSURANCE

	2010	2009
Administrative:
Accounting/Auditing	$7,500	$7,500
Advertising	-	402
Legal Fees	7,927	6,246
Management Fees	27,938	29,589
Office Expenses	4,430	4,754
Administrative Payroll	59,138	70,940
Bad Debts Expense	20,379	5,072
Miscellaneous Expenses	2,876	3,020

Total	$130,188	$127,523

Utilities:
Electricity	$9,166	$6,277
Water and Sewer	53,002	53,000
Gas	6,743	7,024
Garbage Removal	13,951	14,760

Total	$82,862	$81,061

Operating and Maintenance:
General Maintenance and Repairs	$9,109	$5,161
Annual Capital Budget	4,099	9,793
Painting and Decorating	7,598	4,336
Supplies	15,530	17,249
Office Equipment and Furniture	813	1,939
Landscaping and Snow Removal	717	4,313
Long Term Improvements	15,443	-
Miscellaneous Expenses	6,919	2,894

Total	$60,228	$45,685

Taxes and Insurance:
Real Estate Taxes	$104,124	$23,830
Payroll Taxes	2,284	8,377
Property and Liability Insurance	38,769	39,148
Miscellaneous Taxes & Insurance	6,617	2,022

Total	$151,794	$73,377

18